Exhibit 99.1
September 15, 2006
Dear Colleagues:
Integrity is the cornerstone of any business relationship, and it is especially important at Popular, where every day we are entrusted with the management of other people’s assets and information. Maintaining the highest level of integrity in the work that we do is not only core to Popular’s Institutional Values, but also essential to our success as a business.
Once again, I want to ensure that all of us understand Popular’s ethical standards, and what we must do to uphold them. As part of our continuing efforts to ensure that we abide by the highest possible ethical standards, Popular has established a Compliance and Ethics Program that incorporates and further strengthens our Code of Ethics and related procedures to help all of us safeguard this essential asset.
We have also reviewed our Code of Ethics and incorporated various topics, such as intellectual property, anti-tying, and our organization as an alcohol-free work environment. We also improved the section on health and security in the workplace and modified the topic on Insider Trading. You may review the new version of our Code of Ethics by accessing your electronic Employee Manual or your Popular company’s Intranet. Our code is also available in our website: www.popular.com.
Additionally, during the past months we engaged in various corporate efforts to improve our procedures and preserve a highly ethical environment. Some of these efforts are:
-	Compliance Risk Assessment and Scoring

-	Corporate Ethics and Compliance Training

-	Inclusion of new option in the EthicsPoint system
Remember that all of us at Popular have access to the EthicsPoint system, which allows us to report any situation that is contrary to our Code of Ethics or other established processes. EthicsPoint is a valuable confidential tool to timely manage situations that may affect Popular or its employees.
Once again, I wish to highlight the eleven principles from the Code of Ethics that represent the essence of the conduct we all must abide by:
1.	You must never use or attempt to use your position at Popular to obtain improper personal benefit.

2.	You must not accept a gift or other article of value if by accepting it you may create the impression that your business judgment has been or could be compromised.

3.	You should endeavor to deal fairly with Popular’s customers, service providers, suppliers, competitors and employees.

4.	In carrying out our business, we often learn confidential proprietary information about Popular, its customers, suppliers or employees. You must maintain the confidentiality of the information entrusted to us and use it appropriately.

5.	You must avoid any real or potential conflict of interest.

6.	You are personally responsible for the integrity of the information, reports and records under your control.

7.	Popular’s tangible and intangible assets (such as cash, business plans, customer information, supplier information, intellectual property, etc.) must be protected and used only for proper corporate purposes.

8.	The communities we serve perceive us as representatives of Popular; thus, we should all strive to lead by example and become involved within the communities we serve.

9.	You have a right to voluntarily participate in the political process; however, you must do so as an individual and not as a representative of Popular.

10.	Popular is committed to comply with all applicable laws, rules and regulations and you must adhere to such standards.

11.	You are expected to report any ethical issues on a timely and complete basis.
Ultimately, a Code of Ethics is just a framework for ethical conduct that can neither compel action, nor possibly anticipate every situation that might arise. To be successful, a Code of Ethics requires that our actions be guided by common sense, prudence and clarity of intention. Most importantly, it requires that all of us recognize the important role that we play in protecting the valuable trust that our customers, shareholders and the communities we serve have place on us.
I know I can count on you to maintain the highest level of integrity and continue making Popular a place where we can all be proud to work.
Sincerely,
Richard L. Carrión
Chairman, President and CEO